Green Century Capital Management, Inc.

114 State Street, Suite 200

Boston, Massachusetts 02109

January 24, 2018

Board of Trustees of

Green Century Funds

114 State Street, Suite 200

Boston, Massachusetts 02109

Re:	Investment Advisory Fee Waiver

Ladies and Gentlemen:

Reference is made to that certain Investment Advisory Agreement, dated as of August 13, 1991, amended and restated as of March 29, 1999, and amended as of November 28, 2006 (the “Agreement”) by and between Green Century Capital Management, Inc. (“GCCM”) and Green Century Funds (the “Trust”), on behalf of Green Century Balanced Fund (the “Fund”), pursuant to which GCCM has agreed to provide certain investment advisory services to the Fund.

The parties have agreed that GCCM shall waive certain fees otherwise payable to it under the Agreement as provided herein. Accordingly, GCCM hereby agrees that for the period from February 1, 2018 until the Termination Date (as defined below), GCCM shall waive that portion of the fee to which it is otherwise entitled under the Agreement so that GCCM’s investment advisory fee with respect to the Fund shall be equal on an annual basis to 0.65% of the value of the average daily net assets of the Fund up to $250 million and 0.60% of the value of the average daily net assets of the Fund in excess of $250 million.

As used herein:

•	“Termination Date” means earliest of (1) the termination of the Agreement, (2) the date as of which the Fund ceases to operate, (3) the date as of which the Subadvisory Fee Waiver (as defined below) is eliminated or removed or (4) November 28, 2018; and

•	“Subadvisory Fee Waiver” means the waiver of investment subadvisory fees payable to Trillium Asset Management LLC (“Trillium”), the investment subadviser to the Fund, reflected in the letter agreement dated as of January 24, 2018 among GCCM, Trillium and the Trust with respect to the Fund.

The arrangement set forth in this letter may be amended only with the written agreement of the parties hereto.

Please sign below to confirm your agreement with the foregoing.

GREEN CENTURY CAPITAL MANAGEMENT, INC.

By:	/s/ Leslie Samuelrich
Name:	Leslie Samuelrich
Title:	President

Accepted and agreed:

GREEN CENTURY FUNDS

By:	/s/ Kristina Curtis
Name:	Kristina Curtis
Title:	President